SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                          Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                         PRIDE PETROLEUM SERVICES, INC.
                (Name of Registrant as Specified in its Charter)


     _____________________________________________________________________
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

      2.    Aggregate number of securities to which transaction applies:

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4.    Proposed maximum aggregate value of transaction:

      5.    Total fee paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount Previously Paid:
      2.    Form, Schedule or Registration Statement No.:
      3.    Filing Party:
      4.    Date Filed:

[PRIDE PETROLEUM LOGO]

TO OUR SHAREHOLDERS,

     1996 was a record year for Pride Petroleum Services in terms of financial performance and appreciation in the value of our common stock. Pride's aggressive growth and diversification strategy is producing positive results. We have focused on making strategic acquisitions in both international and offshore markets, deploying assets to more profitable markets and upgrading the technological capabilities of our fleet. During 1996, the market price of Pride's common stock increased 119%.

     In 1996 Pride achieved record levels in revenues, net earnings and earnings per share. Net earnings for 1996 totaled $22,728,000, or $.75 per share. This represents a 53% increase over 1995 earnings of $15,359,000, or $.60 per share. Revenues for the year increased 57% to $407,174,000 from $263,599,000 in 1995.

     Pride has successfully transformed itself into one of the largest and most diversified drilling contractors in the world. Soon, upon completion of publishing and printing, we will forward to shareholders our 1996 annual report providing more details about the "New Pride."

     We request your vote in favor of changing the name of our company to PRIDE INTERNATIONAL, INC. to reflect better our business today. Our Annual Shareholders' Meeting will be held on Thursday, May 22, 1997, at 1:30 p.m., at the Westchase Hilton in Houston. Please sign and date the enclosed proxy and return it whether or not you expect to attend.

                                     Sincerely,
                                     /s/ RAY H. TOLSON
                                         Ray H. Tolson
                                     Chairman of the Board and
                                     Chief Executive Officer

                         PRIDE PETROLEUM SERVICES, INC.

                            ------------------------

                 NOTICE OF 1997 ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 22, 1997

     The Annual Meeting of Shareholders of Pride Petroleum Services, Inc. (the "Company") will be held at the Westchase Hilton, 9999 Westheimer, Houston, Texas 77042 on Thursday, May 22, 1997, at 1:30 p.m., Central Daylight Time, for the following purposes:

          (1) To approve a change in the Company's name to PRIDE INTERNATIONAL, INC. to properly reflect the nature and scope of the Company's operations that now concentrate on the international and offshore markets.

          (2) To ratify the appointment of Coopers & Lybrand L.L.P. as the Company's independent accountants for 1997.

          (3) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Attached to this Notice is a Proxy Statement setting forth information with respect to the above items and certain other information.

     Shareholders of record at the close of business on April 15, 1997 are entitled to notice of and to vote at the Annual Meeting.

     Shareholders, whether or not they expect to be present at the meeting, are requested to sign and date the enclosed proxy and return it promptly in the envelope enclosed for that purpose. Any person giving a proxy has the power to revoke it at any time, and shareholders who are present at the meeting may withdraw their proxies and vote in person.

                                          By Order of the Board of Directors
                                          /s/ ROBERT W. RANDALL
                                              ROBERT W. RANDALL, SECRETARY

April 30, 1997

Pride Petroleum Services, Inc.
1500 City West Boulevard, Suite 400
Houston, Texas 77042

                         PRIDE PETROLEUM SERVICES, INC.
                      1500 CITY WEST BOULEVARD, SUITE 400
                              HOUSTON, TEXAS 77042

                            ------------------------

                                PROXY STATEMENT
                                      FOR
                      1997 ANNUAL MEETING OF SHAREHOLDERS

     This Proxy Statement is furnished in connection with the solicitation of proxies for use at the 1997 Annual Meeting of Shareholders of Pride Petroleum Services, Inc. (the "Company") to be held on May 22, 1997, or at any adjournment or adjournments thereof, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

     The accompanying form of proxy is designed to permit each shareholder entitled to vote at the Annual Meeting to vote for or against or to abstain from voting on proposals 1 and 2 and in the discretion of the proxies with respect to any other proposal brought before the Annual Meeting. When a shareholder's proxy card specifies a choice with respect to a voting matter, the shares will be voted accordingly. If no choice is specified, the shares represented thereby will be voted FOR approval of the change in the Company's name to Pride International, Inc. and FOR the ratification of the appointment of Coopers & Lybrand L.L.P. as the Company's independent public accountants for 1997.

     The accompanying proxy is solicited on behalf of the Board of Directors of the Company and is revocable at any time before it is exercised at the Annual Meeting by written notice of termination given to the Secretary of the Company or by filing with him a later-dated proxy. All shares of the Company's Common Stock, no par value, represented by properly executed and unrevoked proxies, will be voted if such proxies are received in time for the meeting. Such proxies and this Proxy Statement are being sent to shareholders on or about April 30, 1997.

                QUORUM, VOTE REQUIRED AND REVOCATION OF PROXIES

     The Board of Directors has established April 15, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. At the record date, there were outstanding 42,130,062 shares of Common Stock, held by 2,001 shareholders of record. Each share of Common Stock is entitled to one vote upon each matter to be voted on at the meeting. As of April 15, 1997, 2,458,518 shares of Common Stock, or 5.6% of the total outstanding, were beneficially owned by the directors and executive officers of the Company. See also "Certain Relationships and Related-Party Transactions."

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock at the Annual Meeting is necessary to constitute a quorum. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock represented in person or by proxy, and constituting a quorum, is required to approve a change in the Company's name to Pride International, Inc. and to ratify the appointment of Coopers & Lybrand L.L.P. as the Company's independent public accountants for 1997. It is not expected that any other matter will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment in respect to such matters.

     Any holder of Common Stock of the Company has the right to revoke his or her proxy at any time prior to the voting thereof at the Annual Meeting by (i) filing a written revocation with the Secretary prior to the voting of such proxy, (ii) giving a duly executed proxy bearing a later date or (iii) attending the Annual Meeting and voting in person. Attendance by a shareholder will not itself revoke his or her proxy.

                     COST AND METHOD OF PROXY SOLICITATION

     The Company will bear the cost of the solicitation of proxies. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies from shareholders by telephone, telecopy or telegram or in person. The Company will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such material by mail to each beneficial owner of shares of the Company's Common Stock which they hold of record and will, upon request, reimburse them for their reasonable expenses in doing so.

                     PROPOSED CHANGE IN THE COMPANY'S NAME

     The Board of Directors has approved, subject to the approval of the Company's shareholders, a change in the name of the Company from Pride Petroleum Services, Inc. to PRIDE INTERNATIONAL, INC. The Board believes that the new name will more properly reflect the nature and scope of the Company's operations and its strategy for achieving future growth in revenue and earnings, both of which are now concentrated on the more profitable international and offshore drilling markets. With the sale of its domestic land-based well servicing operations in February 1997, the Company has ceased to provide rig services onshore in the United States. As a result of other recent strategic transactions, the Company has transformed itself into one of the largest and most diversified drilling contractors in the world. These transactions, which have essentially redefined the nature and scope of the Company's operations, may be summarized as follows:

  o QUITRAL-CO ACQUISITION. In April 1996, the Company acquired Quitral-Co S.A.I.C. (now Pride International S.A.) from Perez Companc S.A. and others for an aggregate purchase price of $140 million. Quitral-Co, the largest drilling and workover contractor in Argentina, added 23 land-based drilling and 57 land-based workover rigs in Argentina and seven land-based drilling and 23 land-based workover rigs in Venezuela to the Company's existing fleets in those countries.

  o DIVESTITURE OF U.S. LAND-BASED OPERATIONS. In February 1997, the Company completed the divestiture of its domestic land-based well servicing operations, which included 407 workover rigs operating in Texas, California, New Mexico and Louisiana, to Dawson Production Services, Inc. for approximately $136 million in cash. The Company retained 14 of its larger land-based rigs for redeployment to international markets, four of which have since been redeployed. The divested operations generated the Company's lowest operating margins.

  o FORASOL-FORAMER ACQUISITION. In March 1997, the Company acquired the operating subsidiaries of Forasol-Foramer N.V. for approximately $113 million in cash and 11.1 million shares of Common Stock. The transaction provided entry into new international markets while contributing additional capacity in the Company's existing Latin American markets, as well as a deepwater asset base and expertise. Forasol-Foramer's subsidiaries provide drilling, workover and engineering services in more than 15 countries, including substantial operations in Latin America and West Africa, and operate a diversified fleet of offshore rigs, including two semisubmersible rigs, three jackup rigs, seven tender-assisted rigs, three lake barge rigs and one swamp barge rig, as well as an international fleet of 29 land-based rigs.

  o PURCHASE OF NOBLE RIGS. In February 1997, the Company entered into a definitive agreement to purchase 12 mat-supported jackup rigs and the hull of an additional jackup rig from Noble Drilling Corporation and certain of its subsidiaries for $265 million in cash. The purchase, which is subject to completion by the Company of satisfactory financing arrangements, will position the Company as the second largest operator in the Gulf of Mexico of mat-supported jackup rigs capable of operating in water depths of 200 feet or greater.

  o ADDITIONAL ACTIVITIES. In addition to the transactions described above, since mid-1993 the Company has acquired six businesses with an aggregate of 62 land-based rigs serving international markets and a fleet of 22 platform rigs serving the domestic offshore market. The Company has further expanded international operations by deploying 35 rigs from its former U.S. land-based fleet, primarily to

     Argentina and Venezuela, and by constructing new offshore rigs, including two lake barge rigs operating in Venezuela and four offshore platform rigs operating in the Gulf of Mexico.

     Based on the foregoing, your Board of Directors believes that the name PRIDE INTERNATIONAL, INC. gives the Company an identity that more accurately reflects its business activities. A change in the Company's name will require an amendment to its Restated Articles of Incorporation. Such an amendment requires the approval of the Company's shareholders by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock represented in person or by proxy and constituting a quorum at the Annual Meeting. As indicated above, your Board of Directors recommends a vote "FOR" approval and adoption of this amendment.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     Cooper's & Lybrand L.L.P. has been appointed by the Board of Directors as independent public accountants for the Company and its subsidiaries for the year ending December 31, 1997. This appointment is being presented to the shareholders for ratification. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting and will be provided an opportunity to make comments with respect to the Company's financial statements and to respond to appropriate inquiries from shareholders.

     Ratification of the appointment of Coopers & Lybrand L.L.P. will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock represented in person or by proxy and constituting a quorum at the Annual Meeting. Your Board of Directors recommends a vote "FOR" such ratification.

     If the shareholders fail to ratify the appointment of Coopers & Lybrand L.L.P. as the Company's independent auditors, it is not anticipated that Coopers & Lybrand L.L.P. will be replaced in 1997. Such lack of approval will, however, be considered by the Audit Committee in selecting the Company's independent auditors for 1998.

                INFORMATION CONCERNING DIRECTORS OF THE COMPANY

     The Board of Directors of the Company consists of the eight persons named in the table below. The term of each director will continue until the annual meeting of the Company's shareholders in 1998. Set forth below for each director is his present principal occupation (which, unless otherwise indicated, has been his principal occupation during the past five years), the number of shares of Common Stock beneficially owned as of April 15, 1997, the percentage of outstanding shares of Common Stock that such number of shares represents, and the year such individual first became a director. Unless otherwise indicated, the indicated owner has, or would have upon exercise of stock options, sole voting and investment power with respect to such shares.

                                                                                   SERVED
                                                  NO. OF SHARES       % OF           AS
                                                  BENEFICIALLY     OUTSTANDING    DIRECTOR
     NAME AND PRINCIPAL OCCUPATION         AGE      OWNED(10)        SHARES        SINCE
----------------------------------------   ---    -------------    -----------    --------
Ray H. Tolson(1)........................   62        903,631           2.1%          1988
  Chairman of the Board and Chief
  Executive Officer
  of the Company
Remi Dorval.............................   46         70,000          *              1997
  Vice Chairman of the Board of the
  Company, Supervisory Director of
  Soletanche Group(4)
Christian J. Boon Falleur...............   50         40,000          *              1997
  Supervisory Director of Ackermans &
  van Haaren
  Group(5)
James B. Clement(1)(2)(3)...............   51         17,500          *              1993
  Chairman of the Board, Chief Executive
  Officer, President and director of
  Offshore Logistics, Inc.(6)
Jorge E. Estrada M......................   49         81,633          *              1993
  President and Chief Executive Officer
  of JEMPSA Media & Entertainment(7)
Ralph D. McBride(1)(2)(3)...............   50         13,500          *              1995
  Partner, Bracewell & Patterson,
  L.L.P., Attorneys at Law, Houston,
  Texas
Thomas H. Roberts, Jr.(2)...............   72        339,313          *              1988
  Retired(8)
James T. Sneed(1)(3)....................   65         20,500          *              1992
  Retired(9)

------------
  * Less than 1%.

 (1) Member of Executive Committee.

 (2) Member of the Audit Committee.

 (3) Member of the Compensation Committee.

 (4) Mr. Dorval became a director and Vice Chairman of the Board of the Company in connection with the acquisition by the Company of the operating subsidiaries of Forasol-Foramer N.V. ("Forasol-Foramer"). For more than five years prior to March 1997, Mr. Dorval was a Supervisory Director and Chief Executive Officer of Forasol-Foramer and its predecessors. Since 1990, he has been a supervisory director of Soletanche Group, which was a major shareholder of Forasol-Foramer, and is in charge of that firm's interests in the oil and gas sector. See "Certain Shareholders" and "Certain Relationships and Related-Party Transactions."

 (5) Mr. Boon Falleur became a director of the Company in connection with the acquisition by the Company of the operating subsidiaries of Forasol-Foramer. For more than five years prior to March 1997, Mr. Boon Falleur was a Supervisory Director of Forasol-Foramer and its predecessors. Since 1972, he has been affiliated with the Belgian firm of Ackermans & van Haaren Group, which was a major shareholder of Forasol-Foramer, and is currently in charge of that firm's energy services and construction sections. See "Certain Shareholders" and "Certain Relationships and Related-Party Transactions."

 (6) Offshore Logistics, Inc. is a public company engaged in helicopter transportation services.

 (7) JEMPSA Media & Entertainment, a company founded by Mr. Estrada, specializes in the Spanish and Latin American entertainment industry.

 (8) Mr. Roberts held a variety of management positions with DEKALB Energy Company until his retirement in 1996. Mr. Roberts is currently a director of IMC Global Inc., a public company engaged in the production and distribution of crop nutrients and related products.

 (9) Mr. Sneed held a variety of domestic and international management positions with Mobil Oil Corporation until his retirement in 1991 after 37 years of service.

(10) The number of shares beneficially owned includes shares that may be acquired within 60 days of April 15, 1997 by exercise of stock options as follows: Mr. Tolson -- 817,667; Mr. Clement -- 17,500; Mr.
     McBride -- 11,500; Mr. Roberts -- 17,500; Mr. Sneed -- 17,500.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company are paid $12,000 to $17,000 annually, depending on whether they serve on a committee of the Board or as a chairman of a Board committee. In addition, each director who is not an employee of the Company is entitled to receive stock options in accordance with the provisions of the Company's 1993 Directors' Stock Option Plan. A maximum of 200,000 shares of the Company's Common Stock are available for purchase upon exercise of options granted pursuant to the plan. Under the terms of the plan, each eligible director automatically receives an initial option grant of 10,000 shares upon becoming a director and, as long as the director remains eligible, automatically receives an additional option grant of 3,000 shares on the date of each annual meeting of shareholders of the Company following the calendar year in which such director receives the initial grant. Persons who were eligible directors on the date the plan was adopted received their initial option grants of 10,000 shares each at that time. The exercise price of options is the fair market value per share on the date the option is granted. Options expire ten years from the date of grant. Each option becomes exercisable as to 50% of the shares covered at the end of one year from the date of grant and the remaining 50% at the end of two years from the date of grant. The plan provides for adjustments of options in cases of mergers, stock splits and similar capital reorganizations and for immediate vesting in the case of a change in control of the Company. The current eligible directors collectively have been granted options to purchase 90,000 shares under the plan.

ORGANIZATION OF THE BOARD OF DIRECTORS

     The Board of Directors is responsible for the overall affairs of the Company. To assist it in carrying out its duties, the Board has delegated certain authority to an Executive Committee, an Audit Committee and a Compensation Committee. During 1996, the Board of Directors of the Company held four meetings. Each director attended at least 75% of the total number of meetings of the Board of Directors and of the total number of meetings held by each Committee of the Board on which he served. The Board does not have a standing nominating committee.

     The Executive Committee, comprised of Messrs. Tolson, Clement, McBride and Sneed, may exercise the power and authority of the Board of Directors, subject to certain limitations, when the Board is not in session. The Executive Committee held three meetings during 1996.

     The Audit Committee, comprised of Messrs. Clement, McBride and Roberts, has the authority and power to oversee the retention, performance and compensation of the independent public accountants of the Company, and the establishment and oversight of such systems of internal accounting and auditing control as it deems appropriate. The Audit Committee met once during 1996.

     The Compensation Committee, comprised of Messrs. Clement, McBride and Sneed, recommends and approves employment agreements, salaries and incentive plans, stock options and employee benefit plans for officers and key employees. The Compensation Committee met twice during 1996.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file initial reports of ownership and reports of changes in ownership of the Company's Common

Stock with the Securities and Exchange Commission and, pursuant to rules promulgated under Section 16(a), such individuals are required to furnish the Company with copies of Section 16(a) reports they file. Based solely on a review of the copies of such reports furnished to the Company, the Company is not aware of any failure by any of its executive officers or directors to comply with the
Section 16(a) reporting requirements during 1996.

                              CERTAIN SHAREHOLDERS

     The following table sets forth certain information as of April 15, 1997 (unless otherwise noted) with respect to the beneficial ownership of the Company's Common stock (i) by each shareholder of the Company who is known by the Company to be a beneficial owner of more than 5% of the Company's Common Stock, (ii) the executive officers of the Company named under "Compensation of Executive Officers" and (iii) all executive officers and directors of the Company as a group. Unless otherwise indicated, all of such stock is owned directly, and the indicated person or entity has sole voting and investment power.

                                            NO. OF SHARES
NAME AND ADDRESS OF OWNER               BENEFICIALLY OWNED(2)    % OF CLASS
-------------------------------------   ---------------------    ----------
Ackermans & van Haaren Group(1)......         3,303,300              7.3%
  Begijnenvest 113
  B-2000 Antwerpen
  Belgium
Soletanche Group(1)..................         3,303,300              7.3%
  6, rue de Watford
  92000 Nanterre
  France
Ray H. Tolson........................           903,631              2.1%
Paul A. Bragg........................           411,000              1.0%
James W. Allen.......................           365,182               .9%
Robert W. Randall....................           127,078               .3%
James J. Byerlotzer..................            68,182               .2%
All executive officers and directors
  as a group (12 persons)............         2,458,518              5.6%
------------
(1) Ackermans & van Haaren Group and Soletanche Group acquired their beneficial ownership of the Company's Common Stock on March 10, 1997 in connection with the acquisition by the Company of the operating subsidiaries of Forasol-Foramer. See "Proposed Change in the Company's Name." Ackermans & van Haaren Group is a publicly traded company listed on the Brussels Stock Exchange. Soletanche Group is a privately held French company, a major shareholder of which is GTN Entrepose S.A., a publicly traded company listed on the Paris Stock Exchange. Ackermans & van Haaren Group and Soletanche Group are not affiliated with each other. See "Certain Relationships and Related-Party Transactions."

(2) The number of shares beneficially owned by the named executive officers of the Company includes shares that may be acquired within 60 days by exercise of stock options or warrants as follows: Mr. Tolson -- 817,667; Mr.
    Bragg -- 380,000; Mr. Allen--365,000; Mr. Randall -- 126,667.

              CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

     Pursuant to the Purchase Agreement dated as of December 16, 1996 whereunder the Company acquired the operating subsidiaries of Forasol-Foramer, the Board of Directors of the Company was increased as of March 10, 1997 from six to eight members. Ackermans & van Haaren Group and its affiliates (collectively, the "AVH Group") are entitled to designate one of the two additional directors and Soletanche Group and its affiliates (collectively, the "Soletanche Group") are entitled to designate the other additional director. Christian J. Boon Falleur is the current designated director of the AVH Group and Remi Dorval is the current designated director of the Soletanche Group. Mr. Dorval has also been elected

Vice Chairman of the Board of Directors in accordance with the Purchase Agreement. See "Information Concerning Directors of the Company." Until March 2002, the AVH Group and the Soletanche Group shall each be entitled to nominate a director to the Board of Directors of the Company; provided that the AVH Group on the one hand and the Soletanche Group on the other hand continue to own, directly or indirectly, at least 50% of the shares of the Company's Common Stock shown in the table under "Certain Shareholders."

     So long as the Board of Directors of the Company includes a person designated by the AVH Group or the Soletanche Group (or either of them has participated in the designation of such person), and for a period of not less than 90 days after the Board of Directors of the Company ceases to include any person so designated, such designating shareholder may not, either directly or indirectly, individually or as a member of any group, (i) participate in any unsolicited offer to acquire control of the Company or in any election contest relating to the Company; (ii) vote any of the shares of Common Stock shown in the table under "Certain Shareholders" in the election of directors of the Company for any person other than the persons nominated by the Board of Directors of the Company (including those nominated pursuant to the agreements described above); (iii) vote in favor of any business combination or any other transaction with a third party that has not been approved by at least a majority of the members of the Company's Board of Directors; (iv) increase its ownership in the Company such that either the AVH Group or the Soletanche Group or both of them together would own or control more than 20% of the Company's outstanding voting securities; or (v) enter into any discussion, negotiations, arrangements or understandings with any third party with a view to taking, or advising, aiding, abetting, soliciting, inducing or encouraging, any action prohibited by any of the foregoing.

     In connection with the Forasol-Foramer acquisition, Christian J. Boon Falleur received 40,000 shares of the Company's Common Stock and Remi Dorval received 70,000 shares of the Company's Common Stock, in both cases as severance benefits upon their resignations as executive officers of Forasol-Foramer and its subsidiaries and their surrender of options to purchase an equal number of shares of capital stock of Forasol-Foramer.

     In April and June 1995, the Company issued an aggregate 290,000 shares of Common Stock to Jorge E. Estrada M., a director of the Company, in settlement of certain contingent rights, including earnout rights and warrants, held by Mr. Estrada under an acquisition agreement between him and the Company entered into in 1993 prior to his election as a director of the Company. The aggregate market value of the shares of Common Stock issued to Mr. Estrada pursuant to the settlement was, at the time of issuance, approximately $2.1 million.

     In March 1995, the Company purchased an aircraft from Ray H. Tolson, Chairman of the Board and Chief Executive Officer of the Company, for 35,200 shares of Common Stock, which at the time had a market value of approximately $220,000. The purchase price was determined by mutual agreement between Mr. Tolson and disinterested representatives of the Company based upon the fair market value of the aircraft.

     See also "Compensation of Executive Officers -- Employment Agreements."

                       COMPENSATION OF EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION

     The following table discloses compensation for the fiscal years ended December 31, 1996, 1995 and 1994 for (i) the Chief Executive Officer and (ii) the four other most highly compensated executive officers of the Company:

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                              COMPENSATION
                                                                                 AWARDS
                                                 ANNUAL COMPENSATION          ------------
                                          ---------------------------------      SHARES
                                                       SALARY                  UNDERLYING
      NAME AND PRINCIPAL POSITION           YEAR        (1)        BONUS        OPTIONS
----------------------------------------  ---------  ----------  ----------   ------------
Ray H. Tolson...........................       1996  $  301,888  $  603,076      180,000
  Chairman of the Board,                       1995     259,979     513,846      100,000
  President and                                1994     203,531     289,011      200,000
  Chief Executive Officer(2)
Paul A. Bragg...........................       1996     178,973     178,623      135,000
  Vice President,                              1995     151,106     149,131       79,000
  Chief Financial Officer(2)                   1994     130,445      92,926      150,000
James W. Allen..........................       1996     175,458     175,108      135,000
  Sr. Vice President,                          1995     145,391      97,052       79,000
  Operations                                   1994     122,797      73,331      150,000
Robert W. Randall.......................       1996     132,542      99,144       35,000
  Vice President, General                      1995     119,378      88,240       25,000
  Counsel and Secretary                        1994     109,721      58,411       50,000
James J. Byerlotzer.....................       1996     126,615      73,630       65,000
  Vice President                               1995     102,565      76,038            0
  Domestic Operations (3)                      1994      99,384      21,045       10,000

------------
(1) Includes matching contributions and salary deferrals deposited into the Company's 401(k) plan.

(2) Mr. Bragg was elected President and Chief Operating Officer of the Company in February 1997. Mr. Tolson continues to serve as Chairman of the Board and Chief Executive Officer.

(3) Mr. Byerlotzer resigned as an executive officer of the Company in February 1997 to accept a similar position with Dawson Production Services, Inc. when it purchased the Company's domestic well-servicing operations.

OPTION GRANTS, EXERCISE AND VALUATION

     During 1996, options were granted under the Company's Long-Term Incentive Plan to the Chief Executive Officer and the four other most highly compensated executive officers of the Company as shown in the first table below. All options were granted at fair market value on the grant date. One-third of the options granted vest on the grant date and become exercisable six months after the grant date, one-third vest and become exercisable upon the first anniversary of the grant date, and the remaining one-third vest and become exercisable upon the second anniversary of the grant date. Each option permits tax withholding to be paid by the withholding of shares of Common Stock issuable upon exercise of the option. Shown in the second table below is information with respect to unexercised options held at December 31, 1996.

                             OPTION GRANTS IN 1996

                                                                                       POTENTIAL REALIZED
                                            INDIVIDUAL GRANTS                       VALUE AT ASSUMED ANNUAL
                        ---------------------------------------------------------     RATES OF STOCK PRICE
                        NUMBER OF      % OF TOTAL                                       APPRECIATION FOR
                        SECURITIES      OPTIONS                                           OPTION TERM
                        UNDERLYING     GRANTED TO      EXERCISE OR                  ------------------------
                         OPTIONS      EMPLOYEES IN     BASE PRICE      EXPIRATION       5%          10%
         NAME           GRANTED #     FISCAL YEAR     ($ PER SHARE)       DATE        ($)(3)       ($)(4)
----------------------  ----------    ------------    -------------    ----------   ----------  ------------
Ray H. Tolson.........     80,000(1)     8.7%            $ 9.125           2006     $  459,106  $  1,163,448
                          100,000(2)    10.8%             14.125           2006        888,326     2,251,177
Paul A. Bragg.........     60,000(1)     6.5%              9.125           2006        344,332       872,590
                           75,000(2)     8.1%             14.125           2006        666,248     1,688,387
James W. Allen........     60,000(1)     6.5%              9.125           2006        344,332       872,590
                           75,000(2)     8.1%             14.125           2006        666,248     1,688,387
Robert W. Randall.....     15,000(1)     1.6%              9.125           2006         86,093       218,159
                           20,000(2)     2.2%             14.125           2006        177,675       450,248
James J.
  Beyerlotzer.........     40,000(1)     4.3%              9.125           2006        229,559       581,732
                           25,000(2)     2.7%             14.125           2006        222,091       562,806

------------
(1) These options were granted February 26, 1996.

(2) These options were granted August 29, 1996.

(3) If the stock price appreciates at a rate of 5% per year from the date of grant to the end of the option term, the potential realized value would increase from $9.125 to $14.86 and from $14.125 to $23.01 for the February 26, 1996 and August 29, 1996 grants, respectively. The market value of the Company's currently outstanding Common Stock would appreciate by $241,776,872 and $374,252,395, respectively.

(4) If the stock price appreciates at a rate of 10% per year from the date of grant to the end of the option term, the potential realized value would increase from $9.125 to $23.67 and from $14.125 to $36.64 for the February 26, 1996 and August 29, 1996 grants, respectively. The market value of the Company's currently outstanding Common Stock would appreciate by $612,701,670 and $948,422,334, respectively.

                    AGGREGATED FISCAL YEAR-END OPTION VALUE

                                              NUMBER OF SHARES
                                           UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                             OPTIONS AT FISCAL            IN-THE-MONEY OPTIONS AT
                                                YEAR END(1)                  FISCAL YEAR-END(2)
                                        ----------------------------    ----------------------------
                                        EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                                        -----------    -------------    -----------    -------------
Ray H. Tolson........................       817,667        93,333       $15,106,781      $ 985,000
Paul A. Bragg........................       365,000        70,000         6,077,000        738,750
James W. Allen.......................       365,000        70,000         6,054,500        738,750
Robert W. Randall....................       126,667        18,333         2,147,708        192,292
James J. Byerlotzer..................        95,500        30,000         1,559,896        304,417

------------
(1) Number of options shown includes all options (both in and out of the money) at December 31, 1996. In connection with the Company's divestiture of its domestic land-based well servicing operations in February 1997, all of Mr. Byerlotzer's options became immediately exercisable.

(2) Value reflects those options in-the-money at December 31, 1996, based on a closing price of $23.25 per share.

EMPLOYMENT AGREEMENTS

     The Company is a party to employment agreements with Messrs. Tolson, Bragg and Allen. Each employment agreement is currently for a term ending July 31, 1998, subject to automatic renewals for successive one-year terms until either party terminates the contract effective upon a July 31 anniversary date, with at least one year's advance notice. Each agreement provides that if the executive is terminated involuntarily for reasons not associated with a Change in Control and not due to cause (as defined), the executive will receive one full year (two full years for Mr. Tolson) of base salary (not less than the highest annual base during the preceding three years); one year (two years for Mr. Tolson) of life, health, accident and disability insurance benefits for himself and dependents; and an amount equal to the target award (two times the target award for Mr. Tolson) for the Company's annual incentive compensation plan described below. The agreements treat death, disability, certain constructive terminations of an executive or the Company's failure to renew an agreement at the end of its term as an involuntary termination of the executive.

     Each agreement also provides for compensation due to involuntary termination following a Change in Control. Change in Control is defined to include the acquisition by a person of 20% or more of the Company's voting power, certain changes in a majority of the Board of Directors, a merger resulting in existing shareholders having less than 50% of the voting power in the surviving company and sale or liquidation of the Company. In the case of Mr. Tolson, his involuntary removal from the Board of Directors or his failure to be reelected to the Board of Directors would also constitute a Change in Control. In the event of a Change in Control, the terms of the agreements will be extended for a period of two years (three years in the case of Mr. Tolson) from the date of the Change in Control. In the event of a termination during the extended term of the agreement (including certain voluntary resignations by the executive), the executive will be entitled to receive a salary and benefits equal to two full years of compensation (three full years in the case of Mr. Tolson), bonus equal to two times (three times for Mr. Tolson) the maximum award for the year of termination, and life, health and accident and disability insurance continued for two years (three years for Mr. Tolson) or until reemployment. The agreements also provide that the Company shall reimburse the executive for certain taxes incurred by the executive as a result of payments following a Change of Control.

     In addition, each executive's contract provides a noncompete clause for one year after termination (voluntary or involuntary) assuming that it was not due to a Change in Control. In the event of Change in Control, the noncompete clause is void.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") consists of three outside directors, Messrs. Clement, McBride and Sneed (Chairman), who neither are officers or employees of the Company nor are eligible to participate in any of the compensation programs the Committee administers. The Committee meets semiannually to review, recommend and approve employment agreements, salaries, incentive plans, stock options and employee benefit plans for officers and key employees. The key elements of the Committee's compensation program are base salary, annual incentive awards and long-term incentive awards.

     BASE SALARY. Under the Committee's program, the base salary for executive officers and other key employees is established to position the individual between the twenty-fifth percentile and the median salary level for the individual's peers in the contract drilling and well servicing industry. Specific compensation for individual executives will vary within this target range as a result of the subjective judgment of the Committee. The Company has employment agreements with Messrs. Tolson, Bragg and Allen, which are more fully described above under "Employment Agreements." Such executives, as well as the other named executive officers, received base salary increases effective October 1, 1996, the full impact of which will not be reflected in the Summary Compensation Table until 1997.

     ANNUAL INCENTIVE COMPENSATION. The second component of the program is the annual incentive compensation plan. This plan provides each executive officer with the opportunity to reach a compensation level in the seventy-fifth percentile of his peers in the Company's industry when the Company achieves outstanding financial performance in terms of earnings per share ("EPS") as measured against the annual profit plan adopted each year by the Committee and the Board of Directors. Each year, the Committee establishes the maximum incentive compensation award for each executive officer and key employee. The Committee and the Board of Directors then establish a target EPS for the Company for the year. Based on this target, the Company awards incentive compensation of 25% of the maximum award at the threshold level, which equals 80% of the target EPS. Another 25% is awarded incrementally between the threshold level and the target, while the final 50% is awarded incrementally between the target and the maximum level, which equals 120% of the target. For 1996, the annual incentive for Mr. Byerlotzer was based 60% on his area of responsibility and 40% on EPS while the incentives for Messrs. Allen, Bragg and Randall were based 100% on EPS. For 1996, the Company achieved EPS of $.75, which equaled more than 120% of the target EPS of $.58, resulting in incentive awards of 100% of the maximum.

     LONG-TERM INCENTIVE COMPENSATION. The final component of the Committee's compensation program is the Company's Long-Term Incentive Plan ("LTIP"). Under the LTIP, the Committee grants key employees, including the named executive officers, stock options in an effort to provide long-term incentives to such executives. The Committee currently views stock options as the most effective way to tie the long-term interests of management directly to those of the shareholders. In awarding stock options to executives other than the Chief Executive Officer, the Committee reviews and approves recommendations made by the Chief Executive Officer.

     Factors used in determining individual award size are competitive practice (awards needed to attract and retain management talent), rank within the Company (internal equity), responsibility for asset management (size of job) and ability to affect profitability. In each individual case, previous option and performance unit grants are considered in determining the size of new awards. Considering these factors, the Committee makes a subjective determination as to the level of the award.

     CHIEF EXECUTIVE OFFICER COMPENSATION. The Committee applies the executive compensation program described above in determining Mr. Tolson's total compensation. In 1996, the Committee reviewed Mr. Tolson's base salary, comparing it to the salary of his peers in the industry, and recommended to the Board of Directors that his base salary be increased to $350,000. For 1996, Mr. Tolson's annual incentive award was based solely on EPS and calculated on low fixed, high variable components established by the Committee to increase incentive in performance. Because the Company achieved EPS in excess of 129% of the target for the year, the Company awarded Mr. Tolson an incentive bonus of $603,076, which represented an incentive compensation award of 200% of Mr. Tolson's base salary.

     SUPPLEMENTAL RETIREMENT PLAN. The Committee, with assistance of J.E. Stone & Associates, Inc., developed a supplemental Executive Retirement Plan for executives that are selected from time to time by the Company's Chief Executive Officer and approved by the Committee. The Board of Directors approved the Executive Retirement Plan effective as of January 1, 1996. Currently Messrs. Tolson, Bragg and Allen participate in the Plan.

     LIMIT ON DEDUCTIBILITY OF COMPENSATION. Section 162(m) of the Internal Revenue Code denies a compensation deduction for federal income tax purposes for certain compensation in excess of $1 million paid to specified individuals. "Performance based" compensation meeting specified standards is deductible without regard to the $1 million cap. The Committee does not anticipate any payment of compensation in 1996 or 1997 in excess what is deductible under
Section 162(m), and believes that options granted under the Incentive Plan currently meet the requirements for "performance based" compensation.

     The Committee believes its practices are fair and equitable for both its executive officers as well as for the shareholders of the Company.

                             Compensation Committee
                                James B. Clement
                                Ralph D. McBride
                                 James T. Sneed

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

     Set forth below is a line graph comparing for the last five years the yearly change in the Company's Common Stock against the S&P 500 Index, Pool Energy Services Company, and the SCI Production/Well Service Group Index ("Peer Group") provided by Simmons & Company International, which includes BJ
Services, ICO, Key Energy Group, Nowsco Well Service, Petrolite, Pool Energy Services Company, Production Operators, Corrpro and Tuboscope Vetco. Pool Energy Services Company is indicated on the graph to signify how a company with similar services as the Company has traded over time and as a representative direct peer comparison.

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

               1991      1992      1993      1994      1995      1996
               ----      ----      ----      ----      ----      ----
Pride          100.0     75.2      99.5      97.1      206.3     451.5
Pool           100.0    104.1     124.5     110.2      155.1     241.0
S&P 500        100.0    104.5     111.8     110.1      147.7     177.6
Peer Group     100.0     93.1     116.7     109.4      152.7     264.7

     As a result of recent strategic transactions described above under "Proposed Change in the Company's Name," the Company has transformed itself into one of the largest and most diversified drilling contractors in the world. The Company believes, therefore, that the Peer Group, which includes companies that provide primarily land-based well maintenance services, no longer represents a group of companies offering similar services as the Company. The Company expects its peer group to consist of other offshore drilling contractors and international land-based drilling contractors in future periods.

                      SUBMISSION OF SHAREHOLDER PROPOSALS
                          FOR THE 1998 ANNUAL MEETING

     Shareholder proposals submitted for presentation at the Annual Meeting of Shareholders of the Company following the completion of fiscal year 1997 must be received by the Company no later than December 30, 1997. It is suggested that proponents submit their proposals by certified mail, return receipt requested. Detailed information for submitting resolutions will be provided upon written request to the Secretary of the Company. No shareholder proposals have been received for inclusion in this Proxy Statement.

                DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

     Management does not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Shareholders, and it does not know of any business that persons, other than management, intend to present at the meeting. Should any other matters requiring a vote of the shareholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority for any such other matter in accordance with their best judgment. Copies of the Company's Annual Report on Form 10-K for the year ended December 31, 1996, as filed with the Securities and Exchange Commission, are available without charge to shareholders upon request to Earl W. McNiel, Chief Financial Officer, Pride Petroleum Services, Inc., 1500 City West Blvd., Suite 400, Houston, Texas 77042.

                                          By Order of the Board of Directors
                                          /s/ ROBERT W. RANDALL
                                              ROBERT W. RANDALL, SECRETARY

                              FRONT SIDE OF PROXY

                         PRIDE PETROLEUM SERVICES, INC.
                  PROXY -- 1997 ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 22, 1997

     The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 30, 1997. Ray H. Tolson and Paul A. Bragg, each with full power of substitution, and acting alone, are hereby constituted proxies of the undersigned and authorized to attend the Annual Meeting of Shareholders of Pride Petroleum Services, Inc. (the "Company"), to be held at the Westchase Hilton, 9999 Westheimer, Houston, Texas on May 22, 1997 at 1:30 p.m., Central Daylight Time, or any adjournment of such meeting, and to represent and vote all shares of Common Stock of the Company that the undersigned is entitled to vote:

                                                   FOR      AGAINST    ABSTAIN
(1)      Approval of the change in the             [ ]        [ ]        [ ]
         Company's name to Pride
         International, Inc.
(2)      Ratification of the appointment of        [ ]        [ ]        [ ]
         Coopers & Lybrand L.L.P. as the
         Company's independent public
         accountants for 1997.
(3)      In their discretion upon any other        [ ]        [ ]        [ ]
         business that may properly come
         before the meeting or any adjournment
         thereof.

                (Continued, and to be signed, on the other side)
--------------------------------------------------------------------------------
                               BACK SIDE OF PROXY

    This proxy is revocable. The undersigned hereby revokes any proxy or proxies to vote or act with respect to such shares heretofore given by the undersigned.

    THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS SPECIFIED ON THE REVERSE SIDE AND, IN THE ABSENCE OF SUCH SPECIFICATIONS, WILL BE VOTED FOR PROPOSALS (1) AND (2) AND, AS TO PROPOSAL (3), WILL BE VOTED IN THE DISCRETION OF THE PROXIES NAMED HEREIN.

    PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED
ENVELOPE.                                 DATED: _______________________________

                                          ______________________________________
                                          (Signature)
                                          ______________________________________
                                          (Signature if jointly held)
                                          ______________________________________
                                          (Printed Name)

                                              Please sign exactly as your stock
                                          is registered. Joint owners should
                                          each sign personally. Executors,
                                          administrators, trustees, etc. should
                                          so indicate when
                                          signing.